ATTORNEYS AT LAW
222 N. LaSalle Street
Suite 300
Chicago, IL 60601-1081
EXHIBIT 5.1

T 312-704-3000
F 312-704-3001
www.hinshawlaw.com

May 20, 2005

Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

     Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by Midwest Banc Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on or about May 20, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 725,000 shares of Common Stock, par value $0.01 per share (the “Plan Shares”), issuable under the Company’s Amended and Restated Stock and Incentive Plan (the “Plan”), and 150,000 shares of Common Stock, issuable to Mr. James J. Giancola under this employment agreement, dated as of September 28, 2004 (the “Shares”).

     Based upon the foregoing, and assuming the Plan Shares are issued in accordance with the Plan and the Shares are issued in accordance with Mr. Giancola’s employment agreement, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares and the Shares, when issued, will be validly issued, fully-paid and non-assessable.

     The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Hinshaw & Culbertson, LLP